Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated January 14, 2020 Registration Statement No. 333-234159

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS IPO Presentation January 2020 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated January 14, 2020 Registration Statement No. 333 - 234159

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Forward Looking Statements . This presentation and other written or oral statements made from time to time by representatives of Moving iMage Technologies, Inc . (the “Company”) contain “forward looking statements” within the meaning of Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 . Forward looking statements are based on management’s belief and assumptions and on information currently available to management . Although we believe that the expectations reflected in these forward looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward looking statements . Forward looking statements include, but are not limited to, statements about our business, business strategy, expansion, growth, products and services we may offer in the future and the timing of their development, sales and marketing strategy and capital outlook, and the consummation of the contemplated financing . In some cases, forward looking statements can be identified by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology . These statements are only predictions . You should not place undue reliance on forward looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results . Factors that may cause actual results to differ materially from current expectations include, among other things, inability to obtain adequate capital funding or improve our financial performance, the effectiveness of our marketing, our product quality, and our customer experience, our strategic plan and growth initiatives, an economic downturn or uncertainty in the United States, ability to compete successfully against our competitors, ability to protect our intellectual property rights, and those listed under the section entitled “Risk Factors” and elsewhere in the registration statement that we have filed with the Securities and Exchange Commission (“SEC”) . If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward looking statements . No forward looking statement is a guarantee of future performance . You should read the prospectus and the documents that we reference in the prospectus and have filed with the SEC as exhibits to the registration statement, of which the prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward looking statements . The forward looking statements in this presentation represent our views as of the date of this presentation . We anticipate that subsequent events and developments will cause our views to change . However, while we may elect to update these forward looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law . You should therefore not rely on these forward looking statements as representing our views as of any date subsequent to the date of this presentation . Company Data . This presentation contains information based on internal company data . We use certain of these numbers in managing our business . These numbers and information are based on what we believe to be reasonable estimates for the indicated period . Sources . The information herein is based on data obtained from sources believed to be reliable . Although we believe that the sources are reliable, we have not independently verified the statistical data . Registration Statement Availability . The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the issuer, a copy of the preliminary prospectus may be obtained online or by requesting a copy from WestPark Capital, Inc . by calling (310) 203 - 2919 , or by email at jstern@wpcapital . com .

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS • MiT designs, manufactures, integrates, installs and distributes a full suite of proprietary and custom designed equipment as well as other off the shelf cinema products needed for contemporary cinema requirements • We believe this market is at the early stages of a major projector upgrade cycle • Theater upgrades, new theatre construction are a major focus • MiT continues to roll out new, higher margin proprietary products aimed at upgrading existing theater’s operations • Translation glasses - ADA compliance • SaaS products and services - high margins • Direct View LED partnerships with Samsung and Sony • The Company has plans to execute on a roll up plan of accretive acquisitions There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Inves tme nts may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Company Background • Founded in 2003 by senior management team of industry veterans • Over 17,000 integrated systems sold in North and South America. • Our customers include almost all of the major North American - based theater chains (Cinemark, AMC, Regal, National Amusements, Marcus, etc.) and the 2 major Mexico chains (Cinepolis and Cinemex) and many of the more specialized regional chains (Alamo Drafthouse, Harkins, Pacific Arclight, etc.) • 45+ proprietary manufactured products • Headquartered in Fountain Valley, California There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Inves tme nts may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Our Market Market Focus: commercial cinema, multi - use auditoriums, post - production facilities and high - end residential (industry VIPs) We believe the industry is in the early stages of a cyclical growth and capital spending cycle • Commercial cinema is growing and adding more screens • Theater owners may be upgrading their customer experience in order to compete for leisure dollars • First generation digital projectors reaching end of lifetime • We are a leading “go to” solution for these customers both in new theater construction and upgrades of existing venues There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Inves tme nts may be speculative, illiquid and there is risk of total loss.

Our Market (cont.) New Theater Construction--MiT participated in ~25% of the ~3,100 new or upgraded theaters in 2019 in the USA . Projection, sound Seats, screens Finishes, lighting Consulting, project management Installation Work with architects and exhibitor technical personnel to Design-in MIT products There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Our Market (cont.) There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Inves tme nts may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Existing Theater – Upgrade and Refurbishing • Replacement cycle on first generation digital projection gear starting in 2017/2018 [10 year usable life] • Upgrades to recliners, immersive audio • Screen size increases, PLF (Premium Large Format) • Replacement projection screens [8 year usable life], replacement parts, consumables, extended warranties There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Inves tme nts may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Projection Systems - Xenon - Laser Phosphor - RGB Laser Texas Instruments DLP Technology For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not in dic ative of future results. Investments may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Market Opportunity – Replacement Cycle • Commercial cinemas are now on 10 - 15 yr technology replacement cycle • Obsolescence and upgrades will likely be the new normal to stay competitive • 3,100 Series 1 projectors/servers will likely need to be replaced in the next 4 years Digital Cinema Systems Installs By Year – USA 0 1000 2000 3000 4000 5000 6000 7000 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 (Excludes Regal, AMC, Cinemark) (Source: Deluxe Trusted Device List) For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not in dic ative of future results. Investments may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS 0 200 400 600 800 1000 1200 1400 1600 1800 2000 2017 2018 2019 2020 2021 2022 2023 104 105 245 745 1175 1850 1880 Estimated North American Available Replacement Projector Market (units) (Excludes AMC, Cinemark, Regal) [Source : NEC Display Solutions, NA] For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not in dic ative of future results. Investments may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Our Products & Services • Manufactured Products • New Proprietary Products • Proprietary Services • Licensed third party products There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Inves tme nts may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Proprietary Manufactured Products Energy Management Power Sequencing and Filtering LED Lighting Efficient, Accurate Lighting and Dimming for Auditoriums IS - 30 IS - 20D ALF ALMS For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not in dic ative of future results. Investments may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Proprietary Manufactured Products Projection Supports & Enclosures Designed for System Integration and Architectural Design Flexibility Automation Systems Supporting Automated Cinema Operations Micropod IMC3J IMC2e 3D XL Mover S2 Pedestal S4 Pedestal For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not in dic ative of future results. Investments may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS New Market Opportunity – Multi - language Captioning • Any language, including sign language • Outreach to non - English speaking movie going population • Recurring revenue/subscription service • Satisfies ADA requirement for hearing and vision disabilities, we believe • Partnered with Epson and Hana Media For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not in dic ative of future results. Investments may be speculative, illiquid and there is risk of total loss. Moving iMage Translator

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Software as a Service (Saas) Products Cinergy™ • Cloud hosted, enterprise software for cinemas • Monthly subscription based • Monitoring, content scheduling, asset tracking, key delivery • Much higher margins than our traditional products CineQC™ • Operations application for theatre management and staff • Time stamped accountability logging • Quality control • Remote control of auditorium systems • Much higher margins than our traditional products For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not in dic ative of future results. Investments may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS SERVICES Commercial Cinemas, Post - production, Screening Rooms NOC and Remote Service • Subscription based, monthly service • Consumables, spares, onsite service and new sales generation • Leverages off Cinergy™ SaaS platform • High gross margins • Extended warranty sales • Integration and installation services • Consulting/Project Management/FF&E Procurement • ‘Design - in’ MIT products – work with architects • Retainer fees for consulting • CAD design, in - house engineering • Customer driven • Prewire/Configuration/Staging for installs • Unique in cinema, we do not believe our competitors have these capabilities For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not in dic ative of future results. Investments may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Licensed Products & Systems We have relationships with almost all of the major providers of cinema equipment; their equipment is used along with our own in our systems integration projects For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not in dic ative of future results. Investments may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS • Disruptive product/technology • 100,000 hour life - span vs. 30,000 hours for laser projection • Unprecedented improvement in image quality • MiT has developed integration relationships with approved providers, Samsung and Sony • MIT has developed screen frame solution with patent pending features • We have installed the first two commercial installations in the U.S., Houston and Los Angeles • Recently installed 2 nd home theatre in USA – The Wall Luxury by Samsung ($375,000) For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not in dic ative of future results. Investments may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Commercial Cinema Customers For illustrative purposes only. There is no guarantee that any specific outcome will be achieved. Past performance is not ind ica tive of future results. Investments may be speculative, illiquid and there is risk of total loss.

Specialty Venue Customers

- Rock & Roll Hall of Fame, Cleveland, OH
- Director's Guild of America, West Hollywood, CA
- UCLA Film School, Los Angeles, CA
- Canada's Wonderland, Toronto, Canada
- Princeton University, Princeton, NJ
- Lionsgate Films, Santa Monica, CA
- Wallis Annenberg CPA, Beverly Hills, CA
- Balboa Theater, San Diego, CA
- Wildlife Experience, Denver, CO
- Connecticut Science Center, Hartford, CT
- Japan American Culture Ctr, Los Angeles, CA
- Institute of Contemporary Arts, Boston, MA
- Center for Contemporary Arts, Santa Fe, NM
- Carowinds Theme Park – Charlotte, NC
- Writer's Guild of America Theater--Beverly Hills,CA
- Consolidated's Titan XC – Honolulu, HI
- King's Dominion Theme Park–Richmond, VA
- Columbia University – New York, NY
- Chapman Film School – Orange, CA
- Duke University – Durham, NC
- Skirball Cultural Center, Los Angeles, CA
- Norton Simon Museum, Pasadena, CA
- Soho House, West Hollywood, CA
- Legend 3D, San Diego, CA
- DePaul University, Chicago, IL

There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES
YOUR DIGITAL CINEMA EXPERTS

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS • Designs and sells proprietary cupholder and other seating - based products and lighting systems • Holds 20 patents • Acquired by MiT in July 2019 • Leader in the cinema market • Leader in the stadium and arena market • We have seamlessly integrated Caddy’s operations into our Fountain Valley headquarters There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Inves tme nts may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Growth Plan • Aim to position MiT to grow along with the upturn in commercial cinema CAPEX • Aim to emphasize higher margin, proprietary products and solutions • Translation glasses, SaaS products and services to enhance theatre operations, Caddy aisle, step, and wall lighting • Aim to increase our customer base beyond North America • Reinforce our sales efforts in the EU and Asia with our new products • Aim to make accretive acquisitions • There a number of smaller product companies (such as Caddy) and service companies that we can roll up There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Inves tme nts may be speculative, illiquid and there is risk of total loss.

The Team

- **Phil Rafnson:** Chairman: founder MTS, $60M revenue cinema equipment supplier, sold to Soundelux. Former President, ICTA
- **Glenn Sherman:** CEO: Former CEO of Christie, founder and CEO of Laser Power (NASDAQ: LPWR), acquired by II-VI, Inc (NASDAQ: IIVI)
- **Joe Delgado:** EVP Sales/Marketing: former VP of Sales, Christie
- **Bevan Wright:** EVP Operations: former head of Engineering, Christie
- **Michael Sherman**: CFO: former Manager, Coopers & Lybrand, 25+ years corporate accounting, finance, M & A.
- **David Richards:** SVP Engineering, former Engineering Manager, Christie
- **Tom Lipiec:** SVP Sales & Customer Service, former Director, post-production division of Lucasfilm/THX
- **Jerry Van De Rydt:** SVP FF&E Sales: 30 yrs+ in cinema industry, previously Director, LA office MTS
- **Frank Tees:** VP Technical Sales Support: former Regional Technical Director, Regal. President ICTA mid 2020

There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES
YOUR DIGITAL CINEMA EXPERTS

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Financials are estimated, unaudited and may be subject to change. There is no guarantee that any specific outcome will be achie ved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is risk of total loss. Financial Summary Balance Sheets pre and post IPO Select Balance Sheet Data as of September 30, 2019 (in 000's) Proforma Proforma Combined Post IPO Cash 735 8,685 Current assets 4,634 12,584 Total Assets 6,589 14,259 Current liabilities 5,177 5,177 Non-current liabilities 1,278 1,278 Equity 134 7,804 Working Capital (543) 7,407

Q1 FY2020 vs. Q1 FY2019 Sales Increase 14% Maintaining Higher Margins vs FY 18 Increase in SG&A primarily due to IPO related expenses $55,000 Caddy Intangible Amortization/Interest Expense Full Year FY2019 vs. FY2018 Sales decrease impacted by customer timing Margin improvement resulting from product mix results in approx. same G.P. Increase in SG&A due primarily to IPO related expenses Financials are estimated, unaudited and may be subject to change.There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is risk of total loss. MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Q1 Q1 FY FY (in 000's) 9/30/19 9/30/18 6/30/19 6/30/18 Sales $6,149 $5,410 $20,269 $25,335 COGS 4,593 4,059 15,032 20,013 Gross Profit 1,556 1,351 5,237 5,322% 25.3% 25.0% 25.8% 21.0% R&D 72 94 318 425 Selling and marketing 660 548 2,455 2,290 SG&A 584 527 2,503 2,048 1,316 1,169 5,276 4,763 Operating income (loss) 240 182 (39) 559 Other Exp (Inc) 20 (2) (4) (18) Net Income (loss) $220 $184 ($35) $577 Backlog $8,600 $7,800 $9,800 $5,400 Financial Summary

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Use of Proceeds • Expansion of sales and marketing activities • Entry into new markets such as the EU, South America, Asia • Potential acquisitions (roll up) • We now have our stock to use as currency • Increased working capital to fund revenue growth There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Inves tme nts may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS The Offering • Shares offered: 2,300,000 • Price Range: $4.00 - $4.50 • Shares out. after the offering: 7,223,654 • Over allotment: 345,000 (15%) • Listing: NYSE American • Symbol: MITQ • Managing Underwriter: Westpark Capital • Co - Manager Boustead Securities • Expected closing: February 2020 There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Inves tme nts may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS • MiT designs, manufactures, integrates, installs and distributes a full suite of proprietary and custom designed equipment as well as other off the shelf cinema products needed for contemporary cinema requirements • We believe this market is at the early stages of a major projector upgrade cycle • Theater upgrades, new theatre construction are a major focus • MiT continues to roll out new, higher margin proprietary products aimed at upgrading existing theater’s operations • Translation glasses - ADA compliance • SaaS products and services - high margins • Direct View LED partnerships with Samsung and Sony • The Company has plans to execute on a roll up plan of accretive acquisitions There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Inves tme nts may be speculative, illiquid and there is risk of total loss.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Selected Risks Associated with Our Business Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” in the prospectus included in the registrations statement filed with the SEC for the offering to which this communication relates. These risks include, but are no t limited to, the following : • General political, social and economic conditions can adversely affect our business. • Interruptions of, or higher prices of, products from our suppliers may affect our results of operations and financial performance. • Our business may be adversely affected if we are unable to timely introduce new products and services or enhance existing pro duc ts and services. • Our operating results could be materially harmed if we are unable to accurately forecast consumer demand for our products and services and adequately manage our inventory. • Our sales and contract fulfillment cycles can be long, unpredictable and vary seasonally, which can cause significant variation in the number and size of transactions that close in a particular quarter. • We are substantially dependent upon significant customers who could cease purchasing our products and services at any time. • Our business and financial results may be harmed if events occur that damage our brand. • We may not convert all of our backlog into revenue and cash flows. • We operate in a highly competitive market. • We have limited human resources and we may be unable to manage our growth with our limited resources effectively. • We depend on our founders, senior professionals and other key personnel.

MOVING iMAGE TECHNOLOGIES YOUR DIGITAL CINEMA EXPERTS Thank You For more information please contact: Richard Rappaport, CEO WestPark Capital Inc. (310) 843 - 9300 R@WPCAPITAL.COM Keith Moore, CEO Boustead Securities, LLC (949) 295 - 1580 keith@boustead1828.com